                                                                    Exhibit 99.1

IMMEDIATE RELEASE
Company Contact:                                              Contact:
Gary J. Dailey                                                Gene Marbach
Chief Financial Officer                                       Investor Relations
Everlast Worldwide Inc.                                       Makovsky + Company
212-239-0990                                                  212-508-9600

            EVERLAST WORLDWIDE INC. CHAIRMAN AND CEO GEORGE HOROWITZ
                                   PASSES AWAY

         NEW YORK, New York, November 29, 2005

         It is with great sadness that Everlast  Worldwide,  Inc (NASDAQ:  EVST)
announces  that George Q Horowitz,  our Chairman  and CEO passed away  yesterday after a brave and courageous fight with kidney cancer.

         "Our  entire  Everlast  organization  mourns  this  tragic loss and our thoughts  and prayers are with  George's  wife,  Renee,  and their  family.  Our deepest  sympathies  go out to them," said Jim  Anderson,  Vice  Chairman of the
Board.

         "George was a brilliant man who brought tremendous  leadership,  energy and  passion  to his job  which  revitalized  the  Everlast  brand  to  become a worldwide name in over 100 countries during his five plus year tenure as CEO and
Chairman.  He made an indelible  mark not only on the Everlast  brand and legacy but inside and outside the professional and amateur boxing ring."

         George  Horowitz,  born  March 22,  1950,  became CEO and  Chairman  of
Everlast  Worldwide,  Inc. in October  2000 after  merging his  company,  Active
Apparel  Group,  Inc, into Everlast  Holdings  Corp.,  a privately held company.
George founded Active Apparel Group in 1992. George Horowitz spent over 30 years within the  apparel  and  sporting  goods  businesses,  prior to which he was an educator in the New York City school  systems.  He was very active in charitable organizations, and a board member of both the American Heart Association and the
Sporting Goods Manufacturing Association.

         The Company has appointed  Seth Horowitz  Chief  Executive  Officer and
Chairman of the Board. He will continue his roll as president.

ABOUT EVERLAST WORLDWIDE INC.
Everlast  Worldwide Inc.  manufactures  markets and licenses  sporting goods and apparel  products under the Everlast brand name.  Since 1910,  Everlast has been the  preeminent  brand in the  world of boxing  and is among  the most  dominant brands in the overall  sporting goods and apparel  industries.  Over the past 95 years, Everlast products have become the "Choice of Champions(TM)",  having been used for training and  professional  fights by many of the biggest  names in the sport.  Everlast is the market  leader in nearly all of its product  categories, responsible for leading eight of the top ten boxing equipment products in sales.
Through its apparel  division,  Everlast  men's active wear products are sold to over 20,000 retail locations throughout the United States and Canada,  including a variety of department stores,  specialty stores, catalog operations and better mass  merchandisers.  In addition to producing  and  marketing the equipment and accessories,  Everlast  Worldwide Inc.  licenses its brand to providers of men's and women's  sportswear and active wear,  children's  wear,  footwear,  watches, cardiovascular exercise equipment, nutritional foods and gym/duffel bags to name just a few  categories.  At  the  retail  level,  Everlast's  licensed  products generate  over $700 million in revenues.  The company's Web site can be found at
http://www.everlast.com.